Summary of Modifications to Dan Chard's Employment Letter

On May 26, 2006, the Company entered into an employment letter agreement with Dan Chard, the Company's Executive Vice President, Distributor Success. Pursuant to the letter agreement, Mr. Chard's base salary was set at $300,000, effective February 13, 2006. The letter agreement also provided for $25,000 increases in February 2007 and 2008. On February 13, 2009, our Compensation Committee approved an additional $25,000 increase in Mr. Chard's base salary to $375,000, effective February 16, 2009.